BDO Seidman, LLP Accountants and Consultants	90 Woodbridge Center Drive, Suite 710 Woodbridge, New Jersey 07095 Tel: 732 750-0900 Fax: 732 750-1222

March 1, 2005

Securities and Exchange Commission
450 5th Street N.W.,
Washington, D.D. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 22, 2005, to be filed by our former client, K-Tronik International, Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,